news release

FOR RELEASE AT 5:15 AM CT	EXHIBIT 99.1
MAY 2, 2025
Chevron Reports First Quarter 2025 Results
•Reported earnings of $3.5 billion; adjusted earnings of $3.8 billion
•Returned $6.9 billion cash to shareholders; acquired $2.2 billion of Hess shares
•Started production from Ballymore field in the Gulf of America in April
Houston (May 2, 2025) – Chevron Corporation (NYSE: CVX) reported earnings of $3.5 billion ($2.00 per share - diluted) for first quarter 2025, compared with $5.5 billion ($2.97 per share - diluted) in first quarter 2024. Included in the quarter was a net loss of $175 million related to legal reserves and a tax charge due to changes in the energy profits levy in the United Kingdom that were partially offset by the fair value measurement of Hess Corporation shares. Foreign currency effects decreased earnings by $138 million. Adjusted earnings of $3.8 billion ($2.18 per share - diluted) in first quarter 2025 compared to adjusted earnings of $5.4 billion ($2.93 per share - diluted) in first quarter 2024. See Attachment 4 for a reconciliation of adjusted earnings.
Earnings & Cash Flow Summary

	Unit	1Q 2025	4Q 2024	1Q 2024
Total Earnings / (Loss)	$ MM	$3,500	$3,239	$5,501
Upstream	$ MM	$3,758	$4,304	$5,239
Downstream	$ MM	$325	$(248)	$783
All Other	$ MM	$(583)	$(817)	$(521)
Earnings Per Share - Diluted	$/Share	$2.00	$1.84	$2.97
Adjusted Earnings (1)	$ MM	$3,813	$3,632	$5,416
Adjusted Earnings Per Share - Diluted (1)	$/Share	$2.18	$2.06	$2.93
Cash Flow From Operations (CFFO)	$ B	$5.2	$8.7	$6.8
CFFO Excluding Working Capital (1)	$ B	$7.6	$5.3	$8.0
(1) See non-GAAP reconciliation in attachments
“This quarter reflected continued strong execution and progress on our objective to deliver superior shareholder value,” said Mike Wirth, Chevron’s chairman and chief executive officer. Over the last three years, Chevron has returned more than $78 billion of cash to shareholders. “Despite changing market conditions, our resilient portfolio, strong balance sheet, and consistent focus on capital and cost discipline position us to deliver industry-leading free cash flow growth by 2026.”
In Kazakhstan, following the completion of the Future Growth Project (FGP) at the company’s Tengizchevroil (TCO) affiliate, production ramped up to name-plate capacity. In the United States, Permian Basin production grew with increased efficiencies, first oil was recently achieved on the Ballymore project in the Gulf of America on time and on budget, and the company sold a majority interest in its East Texas gas assets.
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Financial and Business Highlights

	Unit	1Q 2025	4Q 2024	1Q 2024
Return on Capital Employed (ROCE)%		8.3%	7.6%	12.4%
Capital Expenditures (Capex)	$ B	$3.9	$4.3	$4.1
Affiliate Capex	$ B	$0.5	$0.6	$0.6
Free Cash Flow (1)	$ B	$1.3	$4.4	$2.7
Free Cash Flow ex. working capital (1)	$ B	$3.7	$1.0	$3.9
Debt Ratio (end of period)%		16.6%	13.9%	12.0%
Net Debt Ratio (1) (end of period)%		14.4%	10.4%	8.8%
Net Oil-Equivalent Production	MBOED	3,353	3,350	3,346
(1) See non-GAAP reconciliation in attachments
Financial Highlights
•Reported earnings decreased compared to last year primarily due to lower income from upstream and downstream equity affiliates, lower margins on refined product sales, unfavorable swings in tax items and foreign exchange effects, and lower realizations.
•Worldwide production was relatively flat from a year ago as the impacts of asset sales were mostly offset by growth at TCO (20 percent), in the Permian Basin (12 percent), and in the Gulf of America (7 percent).
•Capex in the first quarter of 2025 was lower than last year as the inorganic investment in power solutions for U.S. data centers was more than offset by lower spend in downstream. Affiliate capex was down primarily due to lower spend at TCO.
•Cash flow from operations was lower than a year ago mainly due to lower earnings and tax payments related to the Canadian asset sale that closed in fourth quarter 2024, partially offset by higher cash distributions from TCO.
•The company returned $6.9 billion of cash to shareholders during the quarter, including share repurchases of $3.9 billion and dividends of $3.0 billion.
•The company’s Board of Directors declared a quarterly dividend of one dollar and seventy-one cents ($1.71) per share, payable June 10, 2025, to all holders of common stock as shown on the transfer records of the corporation at the close of business on May 19, 2025.
Business Highlights and Milestones
•Acquired 4.99 percent of Hess Corporation (Hess) common stock, reflecting continuing confidence in the consummation of the pending acquisition of Hess.
•Started production from the Ballymore field in the deepwater Gulf of America in April 2025, the latest in a series of project startups over the last year that are expected to increase our production to 300,000 barrels of net oil equivalent per day from the Gulf in 2026.
•Completed the sale of the company’s majority interest in East Texas gas assets for cash and multi-year capital carry, while retaining an overriding royalty interest.
•Completed the sale of certain non-operated U.S. midstream pipelines and facilities in April 2025 and received proceeds from the sale of assets in the Republic of Congo.
•Discovered oil at the non-operated Far South prospect in the deepwater Gulf of America in April 2025.
•Announced a simplified organizational structure to enable more effective execution, as part of the program that is targeted to reduce structural costs by $2-3 billion by the end of 2026.

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Segment Highlights
Upstream

U.S. Upstream	Unit	1Q 2025	4Q 2024	1Q 2024
Earnings / (Loss)	$ MM	$1,858	$1,420	$2,075
Net Oil-Equivalent Production	MBOED	1,636	1,646	1,573
Liquids Production	MBD	1,159	1,189	1,130
Natural Gas Production	MMCFD	2,859	2,743	2,657
Liquids Realization	$/BBL	$55.26	$53.12	$57.37
Natural Gas Realization	$/MCF	$2.50	$1.62	$1.24
•U.S. upstream earnings were lower than the year-ago period primarily due to higher operating expenses, including a legal reserve, and lower liquids realizations, partly offset by higher natural gas realizations.
•U.S. net oil-equivalent production was up 63,000 barrels per day from a year earlier primarily due to higher production in the Permian Basin and Gulf of America, partly offset by lower production in the Rockies.

International Upstream	Unit	1Q 2025	4Q 2024	1Q 2024
Earnings / (Loss) (1)	$ MM	$1,900	$2,884	$3,164
Net Oil-Equivalent Production	MBOED	1,717	1,704	1,773
Liquids Production	MBD	822	797	838
Natural Gas Production	MMCFD	5,371	5,437	5,610
Liquids Realization	$/BBL	$67.69	$67.33	$72.52
Natural Gas Realization	$/MCF	$7.12	$7.67	$7.25
(1) Includes foreign currency effects	$ MM	$(136)	$597	$22
•International upstream earnings were lower than a year ago primarily due to lower liftings, lower affiliate earnings at TCO largely due to higher depreciation, depletion and amortization partly offset by higher production following FGP start-up, lower realizations, and unfavorable swings in tax items and foreign exchange effects, partly offset by lower operating expenses mainly from asset sales.
•Net oil-equivalent production during the quarter was down 56,000 barrels per day from a year earlier primarily due to asset sales in Canada and Republic of Congo, and withdrawal from Myanmar, partly offset by higher production in Kazakhstan following the start-up of the FGP at TCO.

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Downstream

U.S. Downstream	Unit	1Q 2025	4Q 2024	1Q 2024
Earnings / (Loss)	$ MM	$103	$(348)	$453
Refinery Crude Unit Inputs	MBD	1,018	893	878
Refined Product Sales	MBD	1,293	1,257	1,248
•U.S. downstream earnings were lower than the year-ago period primarily due to lower margins on refined product sales and a legal reserve.
•Refinery crude unit inputs increased 16 percent from the year-ago period primarily due to improved refinery reliability at the El Segundo, California refinery, the absence of a planned shutdown at the Pascagoula, Mississippi refinery, and increased capacity at the Pasadena, Texas refinery upon completion of the Light Tight Oil project.
•Refined product sales increased 4 percent compared to the year-ago period primarily due to higher demand for gasoline.

International Downstream	Unit	1Q 2025	4Q 2024	1Q 2024
Earnings / (Loss) (1)	$ MM	$222	$100	$330
Refinery Crude Unit Inputs	MBD	618	651	651
Refined Product Sales	MBD	1,398	1,557	1,430
(1) Includes foreign currency effects	$ MM	$3	$126	$56
•International downstream earnings were lower compared to a year ago primarily due to lower margins on refined product sales and less favorable foreign currency effects.
•Refinery crude unit inputs decreased 5 percent from the year-ago period primarily due to a planned turnaround at the GS Caltex refinery in South Korea.
•Refined product sales decreased 2 percent from the year-ago period.
All Other

All Other	Unit	1Q 2025	4Q 2024	1Q 2024
Net charges (1)	$ MM	$(583)	$(817)	$(521)
(1) Includes foreign currency effects	$ MM	$(5)	$(1)	$7
•All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
•Net charges increased compared to a year ago primarily due to higher operating and interest expenses, partly offset by a favorable fair market valuation adjustment for Hess shares.
Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to enabling human progress. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We aim to grow our oil and gas business, lower the carbon intensity of our operations and grow new businesses in renewable fuels, carbon capture and offsets, hydrogen, power generation for data centers, and emerging technologies. More information about Chevron is available at www.chevron.com.
# # #
Contact: Randy Stuart -- +1 713-283-8609

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NOTICE
Chevron’s discussion of first quarter 2025 earnings with security analysts will take place on Friday, May 2, 2025, at 10:00 a.m. CT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 5:30 a.m. CT and located under “Events and Presentations” in the “Investors” section on the Chevron website. Chevron also publishes a “Sensitivities and Forward Guidance” document with consolidated guidance and sensitivities that is updated quarterly and posted to the Chevron website the month prior to earnings calls.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs. Structural cost reductions describe decreases in operating expenses from operational efficiencies, divestments, and other cost saving measures that are expected to be sustainable compared with 2024 levels.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, X: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, decommissioning obligations from previously sold assets, severance costs, gains on asset sales, legal reserves for ceased operations, fair value adjustments for investments in equity securities, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 4.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less capital expenditures and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. Reconciliations of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.
This news release also includes net debt ratio. Net debt ratio is defined as total debt less cash and cash equivalents, time deposits and marketable securities as a percentage of total debt less cash and cash equivalents, time deposits and marketable securities, plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The company believes this measure is useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio is shown in Attachment 2.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations, assets and strategy that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “design,” “enable,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “trajectory,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine, the conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the risk that regulatory approvals and clearances related to the Hess Corporation (Hess) transaction are not obtained or are not obtained in a timely manner or are obtained subject to conditions that are not anticipated by the company and Hess; potential delays in consummating the Hess transaction, including as a result of the ongoing arbitration proceedings regarding preemptive rights in the Stabroek Block joint operating agreement; risks that such ongoing arbitration is not satisfactorily resolved and the potential transaction fails to be consummated; uncertainties as to whether the potential transaction, if consummated, will achieve its anticipated economic benefits, including as a result of risks associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the potential transaction that are not waived or otherwise satisfactorily resolved; the company’s ability to integrate Hess’ operations in a successful manner and in the expected time period; the possibility that any of the anticipated benefits and projected synergies of the potential transaction will not be realized or will not be realized within the expected time period; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 27 of the company’s 2024 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended March 31,
REVENUES AND OTHER INCOME	2025	2024
Sales and other operating revenues	$46,101	$46,580
Income (loss) from equity affiliates	820	1,441
Other income (loss)	689	695
Total Revenues and Other Income	47,610	48,716
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	28,610	27,741
Operating expenses (1)	7,640	7,591
Exploration expenses	187	129
Depreciation, depletion and amortization	4,123	4,091
Taxes other than on income	1,255	1,124
Interest and debt expense	212	118
Total Costs and Other Deductions	42,027	40,794
Income (Loss) Before Income Tax Expense	5,583	7,922
Income tax expense (benefit)	2,071	2,371
Net Income (Loss)	3,512	5,551
Less: Net income (loss) attributable to noncontrolling interests	12	50
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$3,500	$5,501

(1) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs.

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$2.01	$2.99
- Diluted	$2.00	$2.97
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,744,628	1,842,377
- Diluted	1,751,441	1,849,116

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,732 million and 1,755 million at March 31, 2025, and December 31, 2024, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31,
	2025	2024
Upstream
United States	$1,858	$2,075
International	1,900	3,164
Total Upstream	3,758	5,239
Downstream
United States	103	453
International	222	330
Total Downstream	325	783
All Other	(583)	(521)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$3,500	$5,501

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$4,638	$6,781
Time deposits	$5	$4
Total assets	$256,397	$256,938
Total debt	$29,681	$24,541
Total Chevron Corporation stockholders’ equity	$149,244	$152,318
Noncontrolling interests	$836	$839

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$178,925	$176,859
Debt ratio (Total debt / Total debt plus stockholders’ equity)	16.6%	13.9%

Adjusted debt (Total debt less cash and cash equivalents, time deposits and marketable securities)	$25,038	$17,756
Adjusted debt plus total stockholders’ equity	$174,282	$170,074
Net debt ratio (Adjusted debt / Adjusted debt plus total stockholders’ equity)	14.4%	10.4%

RETURN ON CAPITAL EMPLOYED (ROCE)	Three Months Ended March 31,
	2025	2024
Total reported earnings	$3,500	$5,501
Noncontrolling interest	12	50
Interest expense (A/T)	192	109
ROCE earnings	3,704	5,660
Annualized ROCE earnings	14,816	22,640
Average capital employed (1)	178,730	183,128
ROCE	8.3%	12.4%
(1) Capital employed is the sum of Chevron Corporation stockholders’ equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

	Three Months Ended March 31,
CAPEX BY SEGMENT	2025	2024
United States
Upstream	$2,545	$2,430
Downstream	155	429
Other	63	72
Total United States	2,763	2,931

International
Upstream	1,123	1,129
Downstream	27	28
Other	14	1
Total International	1,164	1,158
CAPEX	$3,927	$4,089

AFFILIATE CAPEX (not included above)
Upstream	$206	$399
Downstream	282	224
AFFILIATE CAPEX	$488	$623

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary) (1)	Three Months Ended March 31,

OPERATING ACTIVITIES	2025	2024
Net Income (Loss)	$3.5	$5.6
Adjustments
Depreciation, depletion and amortization	4.1	4.1
Distributions more (less) than income from equity affiliates	0.3	(0.7)
Loss (gain) on asset retirements and sales	—	—
Net foreign currency effects	0.1	(0.2)
Deferred income tax provision	0.5	0.7
Net decrease (increase) in operating working capital	(2.4)	(1.1)
Other operating activity	(0.9)	(1.4)
Net Cash Provided by Operating Activities	$5.2	$6.8

INVESTING ACTIVITIES
Acquisition of Hess Corporation common stock	(2.2)	—
Capital expenditures (Capex)	(3.9)	(4.1)
Proceeds and deposits related to asset sales and returns of investment	0.6	0.1
Other investing activity	(0.1)	—
Net Cash Provided by (Used for) Investing Activities	$(5.6)	$(4.0)

FINANCING ACTIVITIES
Net change in debt	5.0	1.0
Cash dividends — common stock	(3.0)	(3.0)
Shares issued for share-based compensation	0.2	0.1
Shares repurchased	(3.9)	(3.0)
Distributions to noncontrolling interests	—	—
Net Cash Provided by (Used for) Financing Activities	$(1.7)	$(4.9)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	—	(0.1)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(2.1)	$(2.1)

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$5.2	$6.8
Less: Net decrease (increase) in operating working capital	(2.4)	(1.1)
Cash Flow from Operations Excluding Working Capital	$7.6	$8.0

Net Cash Provided by Operating Activities	$5.2	$6.8
Less: Capital expenditures	3.9	4.1
Free Cash Flow	$1.3	$2.7
Less: Net decrease (increase) in operating working capital	(2.4)	(1.1)
Free Cash Flow Excluding Working Capital	$3.7	$3.9
(1) Totals may not match sum of parts due to presentation in billions.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
REPORTED EARNINGS	Pre-Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$1,858			$2,075
Int'l Upstream			1,900			3,164
U.S. Downstream			103			453
Int'l Downstream			222			330
All Other			(583)			(521)
Net Income (Loss) Attributable to Chevron Corporation			$3,500			$5,501

SPECIAL ITEMS
U.S. Upstream
Legal reserves	$(130)	$—	$(130)	$—	$—	$—
Int'l Upstream
Tax items	—	(55)	(55)	—	—	—
U.S. Downstream
Legal reserves	(226)	56	(170)	—	—	—
All Other
Fair value adjustment of Hess common stock	232	(52)	180	—	—	—

Total Special Items	$(124)	$(51)	$(175)	$—	$—	$—

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(136)			$22
Int'l Downstream			3			56
All Other			(5)			7
Total Foreign Currency Effects			$(138)			$85

ADJUSTED EARNINGS/(LOSS) (1)
U.S. Upstream			$1,988			$2,075
Int'l Upstream			2,091			3,142
U.S. Downstream			273			453
Int'l Downstream			219			274
All Other			(758)			(528)
Total Adjusted Earnings/(Loss)			$3,813			$5,416

Total Adjusted Earnings/(Loss) per share			$2.18			$2.93

(1) Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.